Exhibit (p)(1)

CODE OF ETHICS

1290 Funds

EQ Advisors Trust

AXA Premier VIP Trust

AXA Equitable Funds Management Group, LLC

AXA Distributors, LLC

Effective December 2011

TABLE OF CONTENTS

I.	STATEMENT OF GENERAL PRINCIPLES		2

II.	DEFINITIONS		3
	A.	ACCESS PERSON	3
	B.	ADVISORY PERSON OF THE FUNDS OR OF THE FUNDS’ INVESTMENT MANAGER OR INVESTMENT ADVISER	3
	C.	ADVISER OR INVESTMENT ADVISER	4
	D.	A SECURITY IS BEING CONSIDERED FOR PURCHASE OR SALE	4
	E.	BENEFICIAL OWNERSHIP	4
	F.	BOARD OR BOARD OF TRUSTEES	4
	G.	CONTROL	4
	H.	COMPLIANCE OFFICER	5
	I.	COVERED ACCOUNT	5
	J.	COVERED SECURITY	5
	K.	DISINTERESTED TRUSTEE	6
	L.	FUND	6
	M.	INITIAL PUBLIC OFFERING	6
	N.	INVESTMENT MANAGER OR MANAGER	6
	O.	INVESTMENT PERSONNEL	6
	P.	PURCHASE OR SALE OF A COVERED SECURITY	7
	Q.	THE RESTRICTED PERIOD	7
	R.	REVIEW OFFICER	7
	S.	A COVERED SECURITY HELD OR TO BE ACQUIRED	7
	T.	A COVERED SECURITY IS BEING PURCHASED OR SOLD	7

III.	LIMITATIONS ON PERSONAL SECURITIES TRANSACTIONS		8
	A.	ACCESS PERSONS	8
	B.	INVESTMENT PERSONNEL	9
	C.	EXEMPTIONS FROM TRADING RESTRICTION REQUIREMENTS	10

IV.	ADDITIONAL RESTRICTIONS AND REQUIREMENTS		11
	A.	GIFTS	11
	B.	SERVICE OF THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY	12
	C.	OTHER OUTSIDE BUSINESS ACTIVITY	12
	D.	POLITICAL CONTRIBUTIONS	13
	E.	OTHER	13

V.	APPROVAL AND ADOPTION OF CODE OF ETHICS		13

VI.	REPORTING OBLIGATIONS		13
	A.	THE FUNDS	13
	B.	ACCESS PERSONS	14
	C.	REVIEW OFFICER	16
	D.	INVESTMENT PERSONNEL	16
	E.	DISINTERESTED TRUSTEES	16
	F.	INVESTMENT ADVISERS	17
	G.	CONFIDENTIALITY	17

VII.	REVIEW AND ENFORCEMENT		17

VIII.	RECORDS	20

IX.	SANCTIONS	21

X.	APPROVAL, AMENDMENT AND INTERPRETATION OF PROVISIONS	23

Code of Ethics

1290 Funds

EQ Advisors Trust

AXA Premier VIP Trust

(collectively, the “Funds”)

AXA Equitable Funds Management Group, LLC (“FMG LLC”)

AXA Distributors, LLC (“AXA Distributors”)

(collectively referred to herein as the “Companies”)

1290 Funds, EQ Advisors Trust and the AXA Premier VIP Trust (collectively the “Funds”), FMG LLC (in its capacity as the “Investment Manager” to the Funds and as a registered investment adviser), and AXA Distributors, LLC (in its capacity as the distributor of the Funds) hold their employees to a high standard of integrity and business practices. In serving their clients, the Companies strive to avoid conflicts of interest or the appearance of conflicts of interest in connection with transactions in securities for their employees and for the Funds or any of their Portfolios.

While affirming their confidence in the integrity and good faith of all of their employees, officers, trustees, and directors, the Companies recognize that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions in securities that may be possessed by certain of their officers, employees and directors could place such individuals, if they engage in personal transactions in securities that are eligible for investment by the Funds, in a position where their personal interests may conflict with the interests of the Funds.

In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended, (“1940 Act”) and, with respect to FMG LLC, Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), each Company has determined to adopt this Code of Ethics, as amended (“Code”) to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. The Code, in combination with AXA Financial’s Policy Statement on Ethics, Insider Trading Policy, and statement on Use of Material Nonpublic Information in Connection with Securities Activities (Ethical Wall), which are applicable to all FMG LLC and AXA Distributors, LLC employees, describes duties to clients and to FMG LLC. The Code also describes additional obligations under applicable regulations, and sets forth certain standards that have been adopted by FMG LLC and AXA Distributors, LLC to ensure its employees fulfill such duties and obligations.

I.	Statement of General Principles.

In recognition of the trust and confidence placed in the Companies by each Fund’s shareholders1, and to give effect to the Companies’ shared belief that their operations should be directed to the benefit of the Fund’s shareholders, the Companies hereby adopt the following general principles to guide the actions of their trustees, directors, officers and employees:

A.

The interests of the Funds shareholders are paramount, and all of the Fund’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

B.

All personal transactions in securities by the Funds’ personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Funds and their shareholders.

C.

All of the Funds’ personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Funds, or that otherwise bring into question the person’s independence or judgment.

This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield an Access Person, as defined below, from liability for personal trading or other conduct that violates the fiduciary duty to a Fund’s shareholders. In addition to the specific prohibitions contained in this Code, each Access Person is subject to a general requirement not to engage in any act or practice that would defraud a Fund’s shareholders and other clients of the Companies.

Conflicts include, but are not limited to, to the following:

Disclosure of Personal Interest

Investment Personnel are prohibited from recommending, implementing, or considering any securities transaction for an account without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer of the Funds (“CCO”).

Vendor and Service Providers

All personnel must disclose to the CCO any personal investments or other interest in the vendors or service providers with respect to which the person negotiates or makes decisions on behalf of the Trusts. If you have such an interest, the CCO may prohibit you from negotiating or making decisions regarding business with these entities.

1 For the purpose of the Funds, the term “shareholder” shall be deemed to include owners of variable annuity contracts and variable life insurance policies funded through separate accounts investing in a Fund and participants in The AXA Equitable 401(k) Plan.

Persons Covered by the Code

The Code applies to all personnel that have been deemed to be “Access Persons”. Certain provisions of the Code also apply to the members of an Access Person’s family/household. You are deemed an Access Person the day you begin employment at the Companies or Funds. From time to time, the Compliance Department may designate additional persons, such as independent contractors, consultants, and interns, as Access Persons subject to the Code.

II.	Definitions.

The following definitions apply for purposes of the Code:

A.	“Access Person” means:

1.	any Advisory Person of a Fund or of the Fund’s Investment Manager or Investment Adviser;

(a)

with respect to the Investment Manager or any Investment Adviser to the Funds whose primary business is advising Funds or other advisory clients, all of the Investment Manager’s and the Investment Adviser’s directors, officers, and general partners are presumed to be Access Persons of the Funds they advise. All of the Fund’s directors, officers, and general partners are presumed to be Access Persons of the Funds.

2.

any director, officer, or general partner or employee of AXA Distributors who, in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

B.	“Advisory Person” of the Funds or of the Funds’ Investment Manager or Investment Adviser means:

1.

any director, officer, general partner or employee of a Fund, the Fund’s Investment Manager or Investment Adviser (or of any company in a control relationship to the Fund, the Fund’s Investment Manager or Investment Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

2.

any natural person in a control relationship to a Fund, the Fund’s Investment Manager or Investment Adviser who obtains information concerning the recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

C.

“Adviser” or “Investment Adviser” means any entity who pursuant to a contract with a Fund or a Fund’s Investment Manager, regularly furnishes advice to a Fund with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Fund.

D.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security for the Fund has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Section 16 of the Securities Exchange Act of 1934, as amended, (“Exchange Act”) and Rule 16a-1(a)(2) thereunder. A person is a “beneficial owner” of a security for purposes of the Code if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person’s immediate family sharing the same household; (2) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person’s right to dividends that is separated or separable from the underlying securities; (4) a person’s interest in securities held by a trust; and (5) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

F.	“Board” or “Board of Trustees” means the Board of Trustees of each Fund.

G.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation but shall continue until the SEC makes a determination to the contrary. This definition is subject to any amendments in text or interpretation of Section 2(a)(9) of the 1940 Act.

H.	“Compliance Officer” refers to each Fund’s Compliance Officer or any person designated by the Fund to perform certain compliance functions.

I.	“Covered Account” means:

1.	All accounts in the name of the person;

2.	All accounts of the person’s spouse[2];

3.	All accounts of any minor children or other relatives (by marriage or otherwise) living in the person’s home[3];

4.	All accounts in which any of the foregoing persons had any beneficial ownership interest or over which he or she exercises control or investment influence; and

5.

All accounts of non-immediate relative or non-relative (i.e., roommate, nanny) sharing the household are not covered unless you have the opportunity either to share profits from such securities or exert investment influence or control.

J.

“Covered Security” means any security as defined in Section 2(a)(36) of the 1940 Act including any stock, bond, future, investment contract or any other instrument that may be considered a “security.” The term “Covered Security” is very broad and includes:

1.	Options on securities, on indexes and on currencies;

2.	All kinds of limited partnerships (e.g., LP, LLP, etc.);

3.	Foreign unit investment trusts and foreign mutual funds;

4.	Private investment funds, hedge funds, and investment clubs;

5.	Closed-end mutual funds and unit investment trusts;

6.	Shares of exchange-traded funds (“ETFs”); and

7.	Shares of open-end mutual funds registered under the 1940 Act that are managed by the Investment Manager or affiliates of the Investment Manager.

2 As used herein, the term “spouse” includes any domestic partner and common law spouse.

3 This includes any adult child, grandchild, parent, step-parent, grandparent, siblings and in-laws.

“Covered Security” does not include:

1.	Direct obligations of the Government of the United States or any agency thereof;

2.	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares issued by money market funds registered under the 1940 Act; and

4.	Shares of open-end mutual funds registered under the 1940 Act that are not managed by the Investment Manager or affiliates of the Investment Manager.

K.	“Disinterested Trustee” means a Trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

L.	“Fund” means the 1290 Funds, EQ Advisors Trust, or AXA Premier VIP Trust or each of their separate series (each a “Portfolio”).

M.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

N.	“Investment Manager” or “Manager” means AXA Equitable Funds Management Group, LLC.

O.	“Investment Personnel” means:

1.	all Access Persons who occupy the position of portfolio manager (or who serves on an investment committee that carries out the portfolio management function) with respect to a Fund (or any Portfolio);

2.

all Access Persons who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security by a Fund (or any Portfolio);

3.

any natural person who controls a Fund or the Investment Manager or an Investment Adviser and who obtains information concerning recommendations made to or by the Fund with respect to the purchase or sale of a security by the Fund.

P.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

Q.

The “Restricted Period” is the number of days before or after a Security is being purchased or sold by a Fund or Portfolio during which, subject to an exception under the particular circumstances made by the Compliance Officer in his or her discretion, no Advisory Person may purchase or sell, directly or indirectly, any security in which he or she had or by reason of such transaction acquires any Beneficial Ownership.

R.

“Review Officer” shall mean the person charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code.

1.

A person may be designated by a Board of Trustees, or the Compliance Officer as a Review Officer (or the Compliance Officer may undertake the responsibility of serving as the Review Officer) for purposes of this Code without otherwise formally carrying that title or the responsibility for functions otherwise generally associated with the responsibilities of a Compliance Officer.

2.	The Review Officer may delegate certain functions as appropriate.

3.	Each of the Advisers, the Investment Manager or AXA Distributors may have separately designated Review Officers.

S.

A “Covered Security held or to be acquired” by the Fund means (1) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Portfolio of the Fund, or (b) is being or has been considered for purchase by any Portfolio of a Fund; and (2) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (1) of the definition.

T.

A Covered Security is “being purchased or sold” by any Portfolio of a Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Portfolio of the Fund until the time when such program has been fully completed or terminated.

III.	Limitations on Personal Securities Transactions.

Access Persons must strictly comply with the following policies and procedures regarding personal securities transactions in Covered Accounts. All transactions involving Covered Securities in Covered Accounts which an Access Person or a member of the Access Person’s family/household has or acquires a beneficial interest must report such interest to the CCO or Review Officer

A.	Access Persons. The following limitations apply to all Access Persons:

1.

In connection with the purchase or sale, directly or indirectly, of a Covered Security held or to be acquired by any Portfolio of a Fund, or the purchase or sale, directly or indirectly, of shares of any Portfolio of a Fund, no Access Person shall:

a.	employ any device, scheme or artifice to defraud the Fund or any Portfolio of the Fund;

b.

make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

c.	engage in any act, practice or course of business that would operate as a fraud or deceit upon any Portfolio of the Fund;

d.	engage in any manipulative practice with respect to the Fund or any Portfolio of the Fund. Such acts shall include, but not be limited to, the following:

i.	intentionally inducing or causing the Fund to take action or to fail to take action for the purpose of achieving a personal benefit rather than to benefit the Fund. Examples of this violation include:

(a)	causing any Portfolio of the Fund to purchase a Covered Security owned by the individual for the purpose of supporting or driving up the price of the Security; and

(b)	causing any Portfolio of the Fund to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment, such as an outstanding option.

ii.	use actual knowledge of transactions for any Portfolio of the Fund to profit by the market effect of such transactions;

iii.	transact in shares of an ETF listed on the Restricted List maintained by the CCO;

iv.

engage in short-term, or rapid, trading in shares of any Portfolio of a Fund.[4] For purposes of this Code, a short-term trade is a purchase (or sale) of shares of any Portfolio and a subsequent sale (or purchase) of shares of the same Portfolio within a five business day period; or

v.	sell short a Covered Security.

2.

Access Persons have an affirmative duty to bring suitable Covered Securities to the attention of investment personnel. The intentional failure to recommend a suitable Security to, or the failure to purchase a Security for, any Portfolio of the Fund for the purpose of avoiding the appearance of conflict with respect to a personal transaction security may be considered a violation of this Code.

B.	Investment Personnel. In addition to the limitations set forth in Paragraph A. of this Section III, the following limitations apply to all Investment Personnel:

1.

No Investment Personnel shall purchase or sell, directly or indirectly, any Covered Security (i) over which any Investment Personnel exercised direct investment and trading authority (e.g., ETF trades, beta adjustments) and (ii) that the Investment Personnel had or by reason of such transaction acquires any Beneficial Ownership, within the Restricted Period. The Restricted Period is currently designated as seven (7) days before or after the time that the same (or a related) Security is being purchased or sold by a Fund or any of its Portfolios;

2.	No Investment Personnel may acquire a Covered Security as part of an initial public or limited offering by an issuer;

3.

No Investment Personnel may directly or indirectly sell any Covered Security over which any Investment Personnel exercised direct investment and trading authority (e.g., ETF trades, beta adjustments) within sixty (60) days of acquiring Beneficial Ownership of that Covered Security;

4.

Pre-clearance. All Investment Personnel must pre-clear, in writing, all proposed personal transactions in ETFs and futures held or to be acquired by a Fund with, as appropriate, the Fund’s designated Review Officer or the Review Officer for the Investment Manager or the relevant Adviser prior to proceeding with the securities transaction.

4 As a reminder, the prohibition on short-term trading in this paragraph is applicable to The AXA Equitable 401(k) Plan and other products that offer the Funds such as variable annuities and variable life policies.

a.	Clearance authorizations are effective only until the close of trading on the date the approval is received, unless otherwise indicated in writing.

b.	Upon request, the Review Officer will promptly provide a copy of each Personal Trading Request and Authorization Form it receives to the Fund’s CCO.

C.

Exemptions from the Trading Restriction Requirements. Unless otherwise noted below the trading restrictions listed above for Access Persons and Investment Personnel shall not apply to the following transactions:

1.	Transactions effected for, and Covered Securities held in, any account over which the Access Person had no direct or indirect influence or control;

2.	Securities issued by AXA;

3.

Purchases or sales pursuant to an Automatic Investment Plan, a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (including a dividend reinvestment plan or 401(k) rebalance program);

4.	Transactions executed in a prior employer’s automated profit sharing or retirement plan, except that discretionary transactions in such plans are still subject to the trading restrictions;

5.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

6.

Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

7.	Transactions in municipal bonds;

8.	Other non-volitional events;

9.

Purchases or sales of Covered Securities effected by Investment Personnel of an Investment Adviser who are required to pre-clear their proposed Securities transactions in accordance with a code of ethics described in Paragraph F. of Section VI. of this Code, provided that such Investment Personnel comply with the pre- clearance requirements set forth in such code; and

10.

Transactions that appear, pursuant to reasonable inquiry and investigation and approval, in writing, by the appropriate Review Officer, to present no reasonable likelihood of harm to a Fund and that are otherwise in accordance with Rule 17j-1.

IV.	Additional Restrictions and Requirements.

A.

Gifts. Except as set forth below in Section IV. B., no Access Person may accept or receive on their own behalf or on behalf of the Companies any gift or other accommodations from any person or entity that does business with or on behalf of any of the Funds or the Companies (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of such Access Person’s responsibilities to the Funds or the Companies or their clients or place the recipient or the Funds or the Companies in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the family or household of the Access Person.

The following guidelines have been provided to assist Access Persons in complying with the above policies.

1.

No Access Person shall accept or receive any gift of more than de minimus value (e.g., $100) from any person or entity that does business with or on behalf of any of the Funds or the Companies, provided, however, that receipt of the following shall not be prohibited:

a.

an occasional breakfast, luncheon, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, that is not so frequent, so costly, nor so extensive as to raise any question of impropriety;

b.	breakfast, luncheon, dinner, reception or cocktail party in conjunction with a bona fide business meeting; and

c.	a gift approved in writing by the Compliance Officer.

2.

Access Persons may not give gifts with an aggregate value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, broker/dealer firms or news media.

3.

Access Persons may not accept or give cash or cash equivalent gifts (e.g., American Express gift cheques), without the prior approval of Compliance. Gift certificates to retail stores and restaurants may be accepted without prior approval, as long as it is below the de minimus standard.

4.	Access Persons should be mindful of the frequency of gifts and entertainment as that may be looked upon as excessive.

5.

Gifts under the de minimus standard must be reported. Any gifts and entertainment that exceed the de minimus standard must be pre-approved by the CCO or his designee, if practicable. In circumstances in which the Access Person may not be able to obtain pre-approval for the receipt of a gift or entertainment, the Access Person should notify Compliance as soon as possible for a determination whether reimbursement is appropriate.

6.	The following items do not need to be reported:

a.	Promotional items containing a company logo (e.g., pens, key chains, note pads, mugs, desk items);

b.	Nominal gifts that are given for a special occasion (e.g., flowers for a birthday); and

c.	Gifts that are directed to or shared with a Company (e.g., gift baskets addressed to the Company or a group within a Company).

B.

Service on the Board or as an Officer of Another Company. To avoid conflicts of interest, sharing of inside information and other compliance and business issues, Access Persons generally are prohibited from serving as officers or members of the board of any other entity. Exceptions to this provision must be obtained through the CCO and the Fund’s Board of Trustees. Exceptions must be provided in writing and granted only based on the best interests of a Fund and Company and their shareholders/clients. The CCO can deny the exception request for any reason.

C.

Other Outside Business Activity. Access Persons must obtain preapproval from Compliance prior to engaging in any outside business activity as this may interfere with their duties with the firm. Preapprovals must be submitted to the CCO and will be reviewed by Compliance. Outside business activities include, but are not limited to:

1.	Employment with another firm;
2.	Consulting engagements;
3.	Public/Charitable positions; and
4.	Fiduciary appointments other than with respect to family members.

D.

Political Contributions. FMG LLC has adopted policies and procedures (“Pay-to-Play Policy”) in accordance with Rule 206(4)-5 under the Advisers Act. Pursuant to FMG LLC’s Pay-to-Play Policy Covered Associates (as defined in the Pay-to-Play Policy) are prohibited from, among other things, making any direct or indirect political contribution, either personally or on behalf of FMG LLC, to any political party, elected official or candidate with the intention of soliciting or maintaining investment advisory business for FMG LLC. Violations of FMG LLC’s Pay-to-Play Policy are viewed as violations of this Code and may result in disciplinary action or sanctions as listed in Section IX below.

E.

Other. Access Persons of an Investment Adviser otherwise subject to the provisions of this Section IV. who also are subject to similar restrictions pursuant to a code of ethics described in paragraph F of Section VI. are exempt from the provisions of this Section IV.

V.	Approval and Adoption of Code of Ethics.

A.

Prior to initially approving any proposed new or additional Adviser for a Portfolio, the Board of Trustees, including a majority of the Disinterested Trustees, must approve the new or additional Adviser’s Code. The Board must base its approval on a determination that the relevant Code contains provisions reasonably necessary to prevent Access Persons from violating the Code.

B.

Within six months of the adoption of any material changes to its respective Code, the Funds, the Investment Manager, AXA Distributors, and each Adviser must provide the material changes to the applicable Board of Trustees for approval and the Board of Trustees must consider the material changes to the relevant Code.

VI.	Reporting Obligations.

A.	The Funds. The Funds, the Investment Manager, AXA Distributors, and the Advisers shall each provide the following to the Board of Trustees:

1.	periodic reports on issues raised under the Code or any related procedures; and

2.

on an annual basis, (i) a written report that describes issues that arose during the previous year under the Code, or any other related procedures, including but not limited to, information about material violations of the Code or procedures and any sanctions imposed in response to the material violations or its procedures, and (ii), a written certification that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.	Access Persons. Each Access Person (other than the Fund’s Disinterested Trustees) shall file the following reports with the appropriate Review Officers:

1.

Initial Holdings Report. Each Access Person must provide to the Review Officer an initial complete listing of all Covered Securities in Covered Accounts and shares of any Portfolio of a Fund directly or indirectly owned by such person as of the date the person first becomes an “Access Person.” The initial listing must be submitted no later than ten (10) days after the person becomes an Access Person under this Code. The information contained in the initial report must be current as of a date no more than 45 days prior to the date the person first becomes an Access Person. The listing must contain the following information:

a.	the title of the Covered Security or Portfolio of a Fund;

b.	the number of shares held;

c.	the principal amount of the Covered Security or Portfolio of a Fund;

d.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which the named Covered Securities or Portfolio of a Fund were held; and

e.	the date that the report is submitted by the Access Person.

2.

Quarterly Reports. Each Access Person must provide to the Review Officer, on a quarterly basis, a report indicating all transactions in Covered Securities in Covered Accounts and any Portfolio of a Fund in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

a.

Every report shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

i.	The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares or the principal amount of each Covered Security or Portfolio of a Fund involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through whom the transaction was effected; and

v.	The date the report was submitted by the Access Person.

b.	In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated to the Review Officer.

3.

Newly Opened Accounts. If an Access Person opens an account while employed at the Companies or Funds, you must notify Compliance. On a quarterly basis, he/she is required to report all new accounts that he/she or a family/household member has opened during that quarter. Access persons should review the name of the broker, dealer or bank, the account number, date the account was established, and any other information for accuracy. For those persons deemed to be Investment Personnel you will be required to send a letter to the broker/dealer/bank to request duplicate copies of transaction confirmations and account statements for Compliance. Conversely, if you close an account while employed at Companies or Funds, he/she must notify Compliance. If duplicate confirms are being provided, you will be required to send a letter to your broker/dealer/bank to request that they stop sending Compliance duplicate confirms and statements.

4.

Annual Holdings Report. Each Access Person must provide to the Review Officer a complete listing of all Covered Securities in Covered Accounts and shares of any Portfolio of a Fund owned by the Access Person, which covers the prior calendar year, no later than January 30 of each year and current as of a date no more than 45 days before the report is submitted. You are required to report all Covered Accounts in which your or your family/household members hold any securities that could benefit you or your family/household members directly or indirectly. The listing must contain the following information:

a.	the title of the Covered Security or Portfolio of a Fund;

b.	the number of shares held;

c.	the principal amount of the Covered Security or Portfolio of a Fund;

d.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which the Covered Securities or Portfolio of a Fund are held; and

e.	the date that the report is submitted by the Access Person.

5.

Annual Certification. All Access Persons shall be required to certify annually that they have read and understand the Code. Further, all Access Persons are required to certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

6.

Any Access Person that would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this section VI.B.5 if they are required to do so pursuant to Paragraph F. below.

C.

Review Officer. Each Review Officer shall submit the reports, as described in Paragraph B. above, with respect to his or her own personal securities transactions to an Alternate Review Officer, as designated by the Compliance Officer for the relevant Company or Adviser. The Alternate Review Officer designated to receive and review the Review Officer’s reports shall undertake those responsibilities in a manner consistent with the responsibilities of the Review Officer under this Code.

D.

Investment Personnel. In addition to the reporting requirements set forth in Paragraph B. above, Investment Personnel must also submit duplicate confirmations and account statements to the Review Officer, either by (a) directing each brokerage firm or bank at which such persons maintains any Covered Account to send simultaneous duplicate copies of such person’s confirmations and account statements to the Review Officer, or (b) by the Investment Personnel personally providing duplicate copies of all such confirmations and account statements directly to the Review Officer within two (2) business day of receipt.

1.

Investment Personnel who provide copies of their confirmations and account statements to a designated review officer pursuant to a code of ethics described in Paragraph F. below, are not required to provide copies of such statements to the Fund’s Review Officer pursuant to this paragraph.

E.	Disinterested Trustees.

1.

A Disinterested Trustee shall report transactions in Covered Securities only if the Trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15-day period immediately preceding or following the date of the transaction (or such period prescribed by applicable law), the Covered Security was purchased or sold, or was being considered for purchase or sale, by any Portfolio of the Fund.

a.

The “should have known standard” implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting any of Portfolio’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of any Portfolio’s portfolio holdings, market considerations, or any Portfolio’s investment policies, objectives and restrictions.

2.

Every Disinterested Trustee shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity Securities) and the total number of its shares beneficially owned by the Disinterested Trustees if such total ownership is more than  1⁄2 of 1% of the outstanding shares of the company.

F.	Investment Advisers. Each Investment Adviser shall:

1.	Submit a copy of its code of ethics adopted pursuant to Rule 17j-1 of the 1940 Act for its consideration and approval to the Board of the Fund;

2.	Promptly report to the Fund, in writing, any material amendments to such code;

3.	Promptly furnish to the Fund, upon request, copies of any reports made pursuant to such code by any person who is an Access Person to the Fund; and

4.	Immediately furnish to the Fund, without request, all material information regarding any violation of such code by any person who is an Access Person to the Fund.

G.

Confidentiality. All reports of securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential. In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any of the Companies) any information regarding Securities transactions made or being considered by or on behalf of any Portfolio of the Fund.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

VII.	Review and Enforcement

A.	The Code requires that if at any time you become aware that you, any members of your family/household or any other Access Person, have violated the Code, it is your fiduciary obligation to report such violation(s) to the CCO, or his designee in the CCO’s absence, immediately. All Access Persons are required to report actual or suspected violations of the Code promptly to the CCO or his designee. Any retaliation against an employee who reports a violation is prohibited and constitutes a further violation of the Code.

B.

The Review Officer for the Fund, in consultation with each other Review Officer, shall compare all reported personal securities transactions with completed portfolio transactions of each Portfolio of a Fund and a list of securities being considered for purchase or sale by any Portfolio of the Fund to determine whether a violation of this Code may have occurred. One test that may be applied in determining whether a violation of the Code has occurred will be to review the securities transactions of Access Persons for patterns of transactions. For example:

1.

Any pattern involving parallel transactions (for any Portfolio of the Fund and the individual both buying or both selling the same Security) or opposite transactions (buy/sell or sell/buy) within the Restricted Period may be analyzed to determine whether the individual’s transaction may have violated the Code.

2.	Among the other factors that may be considered in the analysis are:

a.	the number and dollar amount of the transactions;

b.	the trading volume of the Covered Security in question;

c.	the length of time the Covered Security has been held by the individual; and

d.	the individual’s involvement in the investment process.

It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

C.

If the Review Officer determines that a violation of this Code may have occurred, the Review Officer shall submit his or her written determination, together with a confidential report and any additional explanatory material provided by the individual, to the President of the Fund (or to a person to whom the President shall delegate this authority, such as the Compliance Officer, to the extent such person also serves as Review Officer) and outside counsel to the Fund, who shall make an independent determination as to whether a violation has occurred.

D.

If the President of the Fund (or designee) and outside counsel to the Fund find that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Fund.

E.

No person shall participate in a determination of (1) whether he or she personally has committed a violation of the Code, or (2) the imposition of any sanction in the event he or she has committed a violation of the Code. If a Securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed in this Code for the President.

F.	Exemptions from Certain Reporting Requirements. The following are exempt from certain reporting requirements of this Code:

1.

Managed Accounts – Personal Securities Transactions. Access Persons are not required to report accounts and securities over which the person or the person’s family/household members has no direct or indirect influence or control. However, you are required to notify Compliance of these types of accounts and obtain an attestation from the adviser(s) in order to exempt a nondiscretionary account from the quarterly reporting requirements. While you may speak to your adviser about your financial goals and objectives, you are not permitted to consult with your adviser (or be consulted on) any specific security transactions, regardless of whether the security is covered or not covered. You will be required to disclose these accounts and any covered/reportable securities in these accounts in your initial holdings report and annual holdings report.

2.

Automatic Investment Plans – Personal Securities Transactions. Access Persons are not required to disclose on their quarterly transaction reports any securities that were purchased or sold through an Automatic Investment Plan, including dividend reinvestment plans and 401(k) rebalance programs. You are required to disclose these holdings on your initial and annual holdings reports.

3.	Other Exemptions –

a.	Transactions effected for, and Covered Securities held in, any account over which the Access Person had no direct or indirect influence or control.

b.	Securities issued by AXA.

c.	Transactions executed in a prior employer’s automated profit sharing or retirement plan, except that discretionary transactions in such plans are still subject to the reporting requirements.

d.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

e.

Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

f.	Transactions in municipal bonds.

VIII.

Records. The Companies and each Adviser shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Securities and Exchange Commission.

A.	A copy of this Code shall be preserved in an easily accessible place (including for five (5) years after this Code is no longer in effect).

B.

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

C.

A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

D.	A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

IX.	Sanctions

A.

The Funds and the Companies each treat violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, a Fund or a Company may impose one, several or all of the following: formal warnings or fines as outlined in this Code; a disgorgement of trading gains; suspension or termination of your employment; make a civil referral to the SEC; and/or make a criminal referral. Some examples of violations include: improper trading activity; failing to file required reports; making inaccurate or misleading reports or statements concerning trading activity or securities accounts; and inappropriate individual conduct, even if no clients are harmed. If you have any doubt or uncertainty about what this Code requires or permits, you should consult the appropriate Review Officer.

The Review Officer shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed. The Review Officer will notify Access Persons of any discrepancy between their personal activities and the rules outlined in this Code. If a discrepancy cannot be thoroughly explained or corrected to the Review Officer’s satisfaction, the Review Officer, has full authority to determine and impose a sanction upon any employee or director who may have violated the Code or the spirit of the Code. Failure to promptly abide by a directive to reverse a trade, forfeit profits, or pay a fine, may result in the imposition of additional sanctions.

B.

The table below describes the sanctions that may be imposed for certain violations. The Review Officer has full discretion to impose sanctions that are more or less than those outlined in the table. Sanctions also may be imposed for any violation not discussed below.

Violation	Potential Sanctions
Late Reporting or Certification	First Offense: Verbal warning Second Offense: Temporary suspension of personal securities transaction rights of up to 6 months
Failure to Preclear or Trading on Expired Preclearance Approval

First Offense: Verbal warning plus disgorgement of any profits

Second Offense: Disgorgement of any profits and possible temporary suspension of personal securities transaction rights of up to 6 months and possible reversing of questionable trades

Subsequent Offense: Disgorgement of any profits and temporary suspension of personal securities transaction rights of up to one year and reversing of questionable trades

Market Timing	Disgorgement of any profits; temporary suspension of personal securities transaction rights of up to one year; possible termination of employment and civil or criminal referral
Providing False or Omitting Material Information on Reports or Certifications	Suspension of personal securities transaction rights; possible termination of employment and civil and criminal referral
Front Running or Purchasing Securities within Blackout Periods	Disgorgement of profits; temporary suspension of personal securities transaction rights of up to one year and possible reversing of questionable trades and possible termination of employment
Short-term Trading

First Offense: Verbal warning plus disgorgement of profits

Second Offense: Disgorgement of profits; temporary suspension of personal transaction rights of up to 6 months; possible reversing of questionable trades

Subsequent Offenses: Disgorgement of profits; temporary suspension of personal securities transaction rights of up to one year; possible reversing of questionable trades

7

Violation	Potential Sanctions
Trading Securities on Restricted List	Disgorgement of any profits; temporary suspension of personal securities transactions of up to one year; possible reversing of questionable trades
Gifts & Entertainment - Failure to Preclear, Acceptance or Giving of Gifts & Entertainment Above de minimus	Varies.

X.	Approval, Amendment and Interpretation of Provisions.

A.	This Code may be amended as necessary or appropriate with the approval of the Board of Trustees.

B.	This Code is subject to interpretation by the Board of Trustees in its discretion.

Approved by 1290 Funds Board

[June 10, 2014]

Approved by EQ Advisors Trust Board

March 1-2, 2011, December 6-7, 2011

Predecessor Investment Manager Code Approved by the EQ Advisors Trust Board

March 31, 1997, July 11, 2000, May 23, 2001, December 3, 2003, December 1, 2004, June 6, 2007, July 8-9, 2008

Approved by AXA Distributors, LLC Board

May 24, 2000, March 18, 2004, November 1, 2007, October 24, 2008, April 18, 2012

Approved by AXA Premier VIP Trust Board

March 17, 2011, December 1, 2011

Predecessor Investment Manager Code Approved by the AXA Premier VIP Trust Board

November 29, 2001, December 10, 2003, December 9, 2004, March 3, 2005, June 13, 2007, July 23-24, 2008

Approved by AXA Equitable Funds Management Group, LLC Board

December 7, 2011